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                                                                   EXHIBIT 10.5




September 15, 2000

To: Mr. Darwin Deason, Chairman, Precept Business Services, Inc.
Subject: Agreement

My Understanding of the scope of this assignment is:
- Title, President COO/CFO reporting to you and the Board of Precept Business Services, Inc.
- Responsible for approval of any new commitments made on behalf of the company. This includes but is not limited to contracts for products or services, capital expenditures, sale of assets, credit approval, personnel hiring or termination, bonuses and review of all current contracts for continuation, change or termination.
- Responsible for cash flow, maintaining relationships with key vendors and management of staff in Dallas.
-  Maintenance of relationships with lenders, attorneys and accountants.
-  Contact with investment bankers and potential buyers as required.
-  Other responsibilities and authority as mutually agreed.
- Provide leadership, professional management and focus to the company and its employees.
- Assignment begins 9/12 and is for three months and may be extended by mutual agreement.

The requirements and fee structure are as follows:
- The monthly retainer/fee is $24,000 and is paid on day one of the assignment. Every seven days thereafter an additional payment of $6,000 is made by Precept to Hassell & Associates. This provides a 30-day retainer for my services, which should never put me in conflict regarding whether Hassell & Associates is paid for some other party. Either party is free to cancel this agreement with 30 days written notice.
- Release and Indemnification Agreement authorized and signed by the Board. D&O coverage for Hassell & Associates provided by Precept.
- Hassell & Associates eligible for a bonus based on performance and will be based on collections of past due accounts receivable in the Products Division. Bonus criteria and agreement to be decided upon and put in writing by day 18 of assignment.
-  Expenses for travel outside the DFW area will be involved separately.
-  An office, staff, telephone and parking will be provided or are available.
-  I will require approximately three days per month for work outside PBS.


/s/ R. L. Hassell                        /s/ Darwin Deason
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R. L. Hassell                            Darwin Deason, Chairman
Hassell & Associates                     Precept Business Services, Inc.


9/21/00                                  9/18/00
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